EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-138095, 333-153360 and 333-169693 on Form S-8 and Post-Effective Amendment No. 1 to Registration Statement No. 333-138095 on Form S-8 of our reports dated February 26, 2016, relating to the consolidated financial statements of Leidos Holdings, Inc. and subsidiaries (which reports express an unqualified opinion and include an explanatory paragraph regarding the fiscal year end change), and the effectiveness of Leidos Holdings, Inc. and subsidiaries’ internal control over financial reporting, appearing in this Transition Report on Form 10-K of Leidos Holdings, Inc. for the 11-month period ended January 1, 2016.

/s/ Deloitte & Touche LLP

McLean, Virginia
February 26, 2016